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                                                                     EXHIBIT 15


MAY 9, 1997



The Stockholders and Board of Directors
First Data Corporation


We are aware of the incorporation by reference in the Registration Statements (Forms S-8 No. 33-47234, No. 33-48578, No. 33-82826, No. 33-87338, No. 33-90992,
No. 33-62921, No. 33-98724, No. 33-99882, No. 333-9017 and No. 333-9031 and Form
S-3 No. 333-4012 and 333-24667, and Form S-4 No. 333-15497) of First Data
Corporation of our reports dated May 7, 1997 relating to the unaudited consolidated interim financial statements of First Data Corporation which are included in its Form 10-Q for the quarter ended March 31, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.




                                    Ernst & Young LLP